UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-17F-2

CERTIFICATE OF ACCOUNTING OF SECURITIES AND SIMILAR

INVESTMENTS IN THE CUSTODY OF

MANAGEMENT INVESTMENT COMPANIES

PURSUANT TO RULE N-17F-2 [17 CFR 270.17F-2]

1. Investment Company Act File Number:			Date Examination completed:
811 -05459			September 21, 2016

2. State Identification Number:

AL	AK	AZ	AR	CA	CO
CT	DE	DC	FL	GA	HI
ID	IL	IN	IA	KS	KY
LA	ME	MD	MA	MI	MN
MS	MO	MT	NE	NV	NH
NJ	NM	NY	NC	ND	OH
OK	OR	PA	RI	SC	SD
TN	TX	UT	VT	VA	WA
WV	WI	WY	PUERTO RICO

3. Exact name of investment company as specified in registration statement:

Templeton Global Income Fund

4. Address of principal executive office: (number, street, city, state, zip code)
300 S.E. 2nd Street, Fort Lauderdale, FL 33301-1923

[PWC LOGO]

Report of Independent Registered Public Accounting Firm

To the Board of Trustees of

Franklin Limited Duration Income Trust
Templeton Global Investment Trust
Franklin Real Estate Securities Trust
Franklin Strategic Series
Franklin High Income Trust
Franklin Money Fund
Franklin Templeton Money Fund Trust
Institutional Fiduciary Trust
Franklin Global Trust
Franklin Gold and Precious Metals Fund
Franklin Universal Trust
Templeton China World Fund
Templeton Emerging Markets Fund
Templeton Emerging Markets Income Fund
Templeton Funds
Templeton Global Income Fund
Templeton Global Smaller Companies Fund
Templeton Income Trust
Franklin Custodian Funds
Franklin Strategic Mortgage Portfolio
Franklin Investors Securities Trust
Franklin Templeton Global Trust
Franklin Templeton International Trust
Franklin Value Investors Trust
Templeton Developing Markets Trust
Franklin Fund Allocator Series
Franklin Templeton Variable Insurance Products Trust
Templeton Institutional Funds
Franklin ETF Trust

and the Board of Directors of

Templeton Russia and East European Fund, Inc.
Templeton Growth Fund, Inc.
Templeton Dragon Fund, Inc.
Templeton Global Opportunities Trust

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017 T: (646) 471 3000, F: (813) 286 6000, www.pwc.com/us

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that the funds (see Attachment I), (hereafter referred to as the “Funds”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”) as of June 30, 2015.  Management is responsible for the Funds' compliance with those requirements.  Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances.  Included among our procedures were the following tests performed as of June 30, 2015 and with respect to agreement of security purchases and sales, for the periods indicated in Attachment I:

  Without prior notice to management, confirmation of all securities held by Franklin Templeton Investors Services, Inc., transfer agent, as they pertain to the security positions owned by the Funds and held in book entry form.
  Reconciliation of such security positions to the books and records of the Funds.
  Agreement of 55 security purchases and 55 security sales, since our last report, from the books and records of the Funds to the records of the transfer agent.

We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 2015 with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of, management, the Board of Trustees and Board of Directors and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/PRICEWATERHOUSECOOPERS, LLP

October 23, 2015

Management Statement Regarding Compliance With Certain

Provisions of the Investment Company Act of 1940

We, as members of management of the Franklin Templeton Funds indicated in Attachment I (the “Funds”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, “Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940.  We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements.  We have performed an evaluation of the Funds’ compliance with the requirements of subsection (b) of Rule 17f-2, as interpreted in Franklin Investors Securities Trust SEC No-Action Letter (publicly available September 24, 1992), and subsection (c) of Rule 17f-2 of the Investment Company Act of 1940, as of June 30, 2015, and for the periods indicated in Attachment I.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsection (b) of Rule 17f-2, as interpreted in Franklin Investors Securities Trust SEC No-Action Letter (publicly available September 24, 1992), and subsection (c) of Rule 17f-2 of the Investment Company Act of 1940, as of June 30, 2015, and for the periods indicated in Attachment I, with respect to securities reflected in the investment accounts of the Funds.

By:

/s/GASTON GARDEY

Gaston Gardey

Chief Financial Officer and Chief Accounting Officer

Franklin Funds Board

Date October 23, 2015

/s/MARK H. OTANI

Mark H. Otani

Chief Financial Officer and Chief Accounting Officer

Templeton Funds Board

Date October 23, 2015

/s/ROBERT G. KUBILIS

Robert G. Kubilis

Chief Financial Officer and Chief Accounting Officer

New Jersey/Alternative Strategies Funds Board

Date October 23, 2015

/s/LAURA F. FERGERSON

Laura F. Fergerson

Chief Executive Officer - Finance and Administration

Date October 23, 2015

Fund	Period

Franklin Limited Duration Income Trust	April 1, 2015 - June 30, 2015

Templeton Global Investment Trust:
Templeton BRIC Fund	April 1, 2015 - June 30, 2015
Templeton Emerging Markets Balanced Fund	April 1, 2015 - June 30, 2015
Templeton Emerging Markets Small Cap Fund	April 1, 2015 - June 30, 2015
Templeton Frontier Markets Fund	April 1, 2015 - June 30, 2015
Templeton Global Balanced Fund	April 1, 2015 - June 30, 2015

Templeton Russia and East European Fund, Inc.	April 1, 2015 - June 30, 2015

Franklin Real Estate Securities Trust:
Franklin Real Estate Securities Fund	April 1, 2015 - June 30, 2015

Franklin Strategic Series:
Franklin Biotechnology Discovery Fund	April 1, 2015 - June 30, 2015
Franklin Flex Cap Growth Fund	April 1, 2015 - June 30, 2015
Franklin Focused Core Equity Fund	April 1, 2015 - June 30, 2015
Franklin Global Government Bond Fund	April 1, 2015 - June 30, 2015
Franklin Growth Opportunities Fund	April 1, 2015 - June 30, 2015
Franklin Natural Resources Fund	April 1, 2015 - June 30, 2015
Franklin Small Cap Growth Fund	April 1, 2015 - June 30, 2015
Franklin Small-Mid Cap Growth Fund	April 1, 2015 - June 30, 2015
Franklin Strategic Income Fund	April 1, 2015 - June 30, 2015

Franklin High Income Trust:
Franklin High Income Fund	April 1, 2015 - June 30, 2015

Franklin Money Fund	April 1, 2015 - June 30, 2015

Franklin Templeton Money Fund Trust:
Franklin Templeton Money Fund	April 1, 2015 - June 30, 2015

Institutional Fiduciary Trust:
Money Market Portfolio	April 1, 2015 - June 30, 2015

Franklin Global Trust:
Franklin Emerging Market Debt Opportunities Fund	April 1, 2015 - June 30, 2015
Franklin International Growth Fund	April 1, 2015 - June 30, 2015
Franklin Large Cap Equity Fund	April 1, 2015 - June 30, 2015

Franklin Gold and Precious Metals Fund	April 1, 2015 - June 30, 2015

Franklin Universal Trust	April 1, 2015 - June 30, 2015

Templeton China World Fund	April 1, 2015 - June 30, 2015

Templeton Emerging Markets Fund	April 1, 2015 - June 30, 2015

Templeton Emerging Markets Income Fund	April 1, 2015 - June 30, 2015

Templeton Funds:
Templeton Foreign Fund	April 1, 2015 - June 30, 2015
Templeton World Fund	April 1, 2015 - June 30, 2015

Templeton Global Income Fund	April 1, 2015 - June 30, 2015

Templeton Global Smaller Companies Fund	April 1, 2015 - June 30, 2015

Templeton Growth Fund, Inc.	April 1, 2015 - June 30, 2015

Templeton Income Trust:
Templeton Constrained Bond Fund	April 1, 2015 - June 30, 2015
Templeton Emerging Markets Bond Fund	April 1, 2015 - June 30, 2015
Templeton Global Bond Fund	April 1, 2015 - June 30, 2015
Templeton Global Total Return Fund	April 1, 2015 - June 30, 2015
Templeton International Bond Fund	April 1, 2015 - June 30, 2015

Franklin Custodian Funds:
Franklin DynaTech Fund	April 1, 2015 - June 30, 2015
Franklin Growth Fund	April 1, 2015 - June 30, 2015
Franklin Income Fund	April 1, 2015 - June 30, 2015
Franklin U.S. Government Securities Fund	April 1, 2015 - June 30, 2015
Franklin Utilities Fund	April 1, 2015 - June 30, 2015

Franklin Strategic Mortgage Portfolio	April 1, 2015 - June 30, 2015

Franklin Investors Securities Trust:
Franklin Adjustable U.S. Government Securities Fund	April 1, 2015 - June 30, 2015
Franklin Balanced Fund	April 1, 2015 - June 30, 2015
Franklin Convertible Securities Fund	April 1, 2015 - June 30, 2015
Franklin Equity Income Fund	April 1, 2015 - June 30, 2015
Franklin Floating Rate Daily Access Fund	April 1, 2015 - June 30, 2015
Franklin Low Duration Total Return Fund	April 1, 2015 - June 30, 2015
Franklin Total Return Fund	April 1, 2015 - June 30, 2015

Franklin Templeton Global Trust:
Templeton Hard Currency Fund	April 1, 2015 - June 30, 2015

Franklin Templeton International Trust:
Franklin Global Allocation Fund	April 1, 2015 - June 30, 2015
Franklin India Growth Fund	April 1, 2015 - June 30, 2015
Franklin World Perspectives Fund	April 1, 2015 - June 30, 2015

Franklin Value Investors Trust:
Franklin All Cap Value Fund	April 1, 2015 - June 30, 2015
Franklin Balance Sheet Investment Fund	April 1, 2015 - June 30, 2015
Franklin Large Cap Value Fund	April 1, 2015 - June 30, 2015
Franklin MicroCap Value Fund	April 1, 2015 - June 30, 2015
Franklin MidCap Value Fund	April 1, 2015 - June 30, 2015
Franklin Small Cap Value Fund	April 1, 2015 - June 30, 2015

Templeton Developing Markets Trust	April 1, 2015 - June 30, 2015

Franklin Fund Allocator Series:
Franklin Conservative Allocation Fund	April 1, 2015 - June 30, 2015
Franklin Corefolio Allocation Fund	April 1, 2015 - June 30, 2015
Franklin Founding Funds Allocation Fund	April 1, 2015 - June 30, 2015
Franklin Growth Allocation Fund	April 1, 2015 - June 30, 2015
Franklin LifeSmart 2015 Retirement Target Fund	April 1, 2015 - June 30, 2015
Franklin LifeSmart 2020 Retirement Target Fund	April 1, 2015 - June 30, 2015
Franklin LifeSmart 2025 Retirement Target Fund	April 1, 2015 - June 30, 2015
Franklin LifeSmart 2030 Retirement Target Fund	April 1, 2015 - June 30, 2015
Franklin LifeSmart 2035 Retirement Target Fund	April 1, 2015 - June 30, 2015
Franklin LifeSmart 2040 Retirement Target Fund	April 1, 2015 - June 30, 2015
Franklin LifeSmart 2045 Retirement Target Fund	April 1, 2015 - June 30, 2015
Franklin LifeSmart 2050 Retirement Target Fund	April 1, 2015 - June 30, 2015
Franklin LifeSmart 2055 Retirement Target Fund	April 1, 2015 - June 30, 2015
Franklin Moderate Allocation Fund	April 1, 2015 - June 30, 2015
Franklin Multi-Asset Real Return Fund	April 1, 2015 - June 30, 2015
Franklin Payout 2017 Fund	April 1, 2015 - June 30, 2015
Franklin Payout 2018 Fund	April 1, 2015 - June 30, 2015
Franklin Payout 2019 Fund	April 1, 2015 - June 30, 2015
Franklin Payout 2020 Fund	April 1, 2015 - June 30, 2015
Franklin Payout 2021 Fund	April 1, 2015 - June 30, 2015

Franklin Templeton Variable Insurance Products Trust:
Franklin Flex Cap Growth VIP Fund	April 1, 2015 - June 30, 2015
Franklin Founding Funds Allocation VIP Fund	April 1, 2015 - June 30, 2015
Franklin Income VIP Fund	April 1, 2015 – June 30, 2015
Franklin Mutual Global Discovery VIP Fund	April 1, 2015 - June 30, 2015
Franklin Mutual Shares VIP Fund	April 1, 2015 - June 30, 2015
Franklin Rising Dividends VIP Fund	April 1, 2015 - June 30, 2015
Franklin Small Cap Value VIP Fund	April 1, 2015 - June 30, 2015
Franklin Small-Mid Cap Growth VIP Fund	April 1, 2015 - June 30, 2015
Franklin Strategic Income VIP Fund	April 1, 2015 - June 30, 2015
Franklin VolSmart Allocation VIP Fund	April 1, 2015 - June 30, 2015
(formerly known as “Franklin Managed Volatility Global Allocation VIP Fund”)
Templeton Developing Markets VIP Fund	April 1, 2015 - June 30, 2015
Templeton Foreign VIP Fund	April 1, 2015 - June 30, 2015
Templeton Growth VIP Fund	April 1, 2015 - June 30, 2015

Templeton Dragon Fund, Inc.	April 1, 2015 - June 30, 2015

Templeton Global Opportunities Trust	April 1, 2015 - June 30, 2015

Templeton Institutional Funds:
Emerging Markets Series	April 1, 2015 - June 30, 2015
Foreign Equity Series	April 1, 2015 - June 30, 2015
Foreign Smaller Companies Series	April 1, 2015 - June 30, 2015
Global Equity Series	April 1, 2015 - June 30, 2015

Franklin ETF Trust:
Franklin Short Duration U.S. Government ETF	April 1, 2015 - June 30, 2015

[PWC LOGO]

Report of Independent Registered Public Accounting Firm

To the Board of Trustees of

Franklin Limited Duration Income Trust
Templeton Global Investment Trust
Franklin Real Estate Securities Trust
Franklin Strategic Series
Franklin High Income Trust
Franklin U.S Government Money Fund
Franklin Templeton Money Fund Trust
Institutional Fiduciary Trust
Franklin Global Trust
Franklin Gold and Precious Metals Fund
Franklin Universal Trust
Templeton China World Fund
Templeton Emerging Markets Fund
Templeton Emerging Markets Income Fund
Templeton Funds
Templeton Global Income Fund
Templeton Global Smaller Companies Fund
Templeton Income Trust
Franklin Custodian Funds
Franklin Strategic Mortgage Portfolio
Franklin Investors Securities Trust
Franklin Templeton Global Trust
Franklin Templeton International Trust
Franklin Value Investors Trust
Templeton Developing Markets Trust
Franklin Fund Allocator Series
Franklin Templeton Variable Insurance Products Trust
Templeton Institutional Funds
Franklin ETF Trust

and the Board of Directors of

Templeton Russia and East European Fund, Inc.
Templeton Growth Fund, Inc.
Templeton Dragon Fund, Inc.
Templeton Global Opportunities Trust

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017 T: (646) 471 3000, F: (813) 286 6000, www.pwc.com/us

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that the funds (see Attachment I), (hereafter referred to as the “Funds”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”) as of June 30, 2015.  Management is responsible for the Funds' compliance with those requirements.  Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances.  Included among our procedures were the following tests performed as of December 31, 2015 and with respect to agreement of security purchases and sales, for the periods indicated in Attachment I:

  Without prior notice to management, confirmation of all securities held by Franklin Templeton Investors Services, Inc., transfer agent, as they pertain to the security positions owned by the Funds and held in book entry form.
  Reconciliation of such security positions to the books and records of the Funds.
  Agreement of 55 security purchases and 55 security sales, since our last report, from the books and records of the Funds to the records of the transfer agent.

We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2015 with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of, management, the Board of Trustees and Board of Directors and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/PRICEWATERHOUSECOOPERS, LLP

September 21, 2016

Management Statement Regarding Compliance With Certain

Provisions of the Investment Company Act of 1940

We, as members of management of the Franklin Templeton Funds indicated in Attachment I (the “Funds”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, “Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940.  We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements.  We have performed an evaluation of the Funds’ compliance with the requirements of subsection (b) of Rule 17f-2, as interpreted in Franklin Investors Securities Trust SEC No-Action Letter (publicly available September 24, 1992), and subsection (c) of Rule 17f-2 of the Investment Company Act of 1940, as of December 31, 2015, and for the periods indicated in Attachment I.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsection (b) of Rule 17f-2, as interpreted in Franklin Investors Securities Trust SEC No-Action Letter (publicly available September 24, 1992), and subsection (c) of Rule 17f-2 of the Investment Company Act of 1940, as of December 31, 2015, and for the periods indicated in Attachment I, with respect to securities reflected in the investment accounts of the Funds.

By:

/s/GASTON GARDEY

Gaston Gardey

Chief Financial Officer and Chief Accounting Officer

Franklin Funds Board

Date September 21, 2016

/s/MARK H. OTANI

Mark H. Otani

Chief Financial Officer and Chief Accounting Officer

Templeton Funds Board

Date September 21, 2016

/s/ROBERT G. KUBILIS

Robert G. Kubilis

Chief Financial Officer and Chief Accounting Officer

New Jersey/Alternative Strategies Funds Board

Date September 21, 2016

/s/LAURA F. FERGERSON

Laura F. Fergerson

Chief Executive Officer - Finance and Administration

Date September 21, 2016

Fund	Period

Franklin Limited Duration Income Trust	July 1, 2015 - December 31, 2015

Templeton Global Investment Trust:
Templeton BRIC Fund	July 1, 2015 - December 31, 2015
Templeton Emerging Markets Balanced Fund	July 1, 2015 - December 31, 2015
Templeton Emerging Markets Small Cap Fund	July 1, 2015 - December 31, 2015
Templeton Frontier Markets Fund	July 1, 2015 - December 31, 2015
Templeton Global Balanced Fund	July 1, 2015 - December 31, 2015

Templeton Russia and East European Fund, Inc.	July 1, 2015 - December 31, 2015

Franklin Real Estate Securities Trust:
Franklin Real Estate Securities Fund	July 1, 2015 - December 31, 2015

Franklin Strategic Series:
Franklin Biotechnology Discovery Fund	July 1, 2015 - December 31, 2015
Franklin Flex Cap Growth Fund	July 1, 2015 - December 31, 2015
Franklin Flexible Alpha Bond Fund	July 1, 2015 - December 31, 2015
Franklin Focused Core Equity Fund	July 1, 2015 - December 31, 2015
Franklin Global Government Bond Fund	July 1, 2015 - December 31, 2015
Franklin Growth Opportunities Fund	July 1, 2015 - December 31, 2015
Franklin Natural Resources Fund	July 1, 2015 - December 31, 2015
Franklin Small Cap Growth Fund	July 1, 2015 - December 31, 2015
Franklin Small-Mid Cap Growth Fund	July 1, 2015 - December 31, 2015
Franklin Strategic Income Fund	July 1, 2015 - December 31, 2015

Franklin High Income Trust:
Franklin High Income Fund	July 1, 2015 - December 31, 2015

Franklin U.S. Government Money Fund (formerly, known as	July 1, 2015 - December 31, 2015
Franklin Money Fund)

Franklin Templeton Money Fund Trust:
Franklin Templeton U.S. Government Money Fund	July 1, 2015 - December 31, 2015
(formerly, known as Franklin Templeton Money Fund)

Institutional Fiduciary Trust:
Money Market Portfolio	July 1, 2015 - December 31, 2015

Franklin Global Trust:
Franklin Emerging Market Debt Opportunities Fund	July 1, 2015 - December 31, 2015
Franklin International Growth Fund	July 1, 2015 - December 31, 2015
Franklin Large Cap Equity Fund	July 1, 2015 - December 31, 2015

Franklin Gold and Precious Metals Fund	July 1, 2015 - December 31, 2015

Franklin Universal Trust	July 1, 2015 - December 31, 2015

Templeton China World Fund	July 1, 2015 - December 31, 2015

Templeton Emerging Markets Fund	July 1, 2015 - December 31, 2015

Templeton Emerging Markets Income Fund	July 1, 2015 - December 31, 2015

Templeton Funds:
Templeton Foreign Fund	July 1, 2015 - December 31, 2015
Templeton World Fund	July 1, 2015 - December 31, 2015

Templeton Global Income Fund	July 1, 2015 - December 31, 2015

Templeton Global Smaller Companies Fund	July 1, 2015 - December 31, 2015

Templeton Growth Fund, Inc.	July 1, 2015 - December 31, 2015

Templeton Income Trust:
Templeton Constrained Bond Fund	July 1, 2015 - December 31, 2015
Templeton Emerging Markets Bond Fund	July 1, 2015 - December 31, 2015
Templeton Global Bond Fund	July 1, 2015 - December 31, 2015
Templeton Global Total Return Fund	July 1, 2015 - December 31, 2015
Templeton International Bond Fund	July 1, 2015 - December 31, 2015

Franklin Custodian Funds:
Franklin DynaTech Fund	July 1, 2015 - December 31, 2015
Franklin Growth Fund	July 1, 2015 - December 31, 2015
Franklin Income Fund	July 1, 2015 - December 31, 2015
Franklin U.S. Government Securities Fund	July 1, 2015 - December 31, 2015
Franklin Utilities Fund	July 1, 2015 - December 31, 2015

Franklin Strategic Mortgage Portfolio	July 1, 2015 - December 31, 2015

Franklin Investors Securities Trust:
Franklin Adjustable U.S. Government Securities Fund	July 1, 2015 - December 31, 2015
Franklin Balanced Fund	July 1, 2015 - December 31, 2015
Franklin Convertible Securities Fund	July 1, 2015 - December 31, 2015
Franklin Equity Income Fund	July 1, 2015 - December 31, 2015
Franklin Floating Rate Daily Access Fund	July 1, 2015 - December 31, 2015
Franklin Low Duration Total Return Fund	July 1, 2015 - December 31, 2015
Franklin Real Return Fund	July 1, 2015 - December 31, 2015
Franklin Total Return Fund	July 1, 2015 - December 31, 2015

Franklin Templeton Global Trust:
Templeton Hard Currency Fund	July 1, 2015 - December 31, 2015

Franklin Templeton International Trust:
Franklin India Growth Fund	July 1, 2015 - December 31, 2015
Franklin World Perspectives Fund	July 1, 2015 - December 31, 2015

Franklin Value Investors Trust:
Franklin All Cap Value Fund	July 1, 2015 - December 31, 2015
Franklin Balance Sheet Investment Fund	July 1, 2015 - December 31, 2015
Franklin Large Cap Value Fund	July 1, 2015 - December 31, 2015
Franklin MicroCap Value Fund	July 1, 2015 - December 31, 2015
Franklin MidCap Value Fund	July 1, 2015 - December 31, 2015
Franklin Small Cap Value Fund	July 1, 2015 - December 31, 2015

Templeton Developing Markets Trust	July 1, 2015 - December 31, 2015

Franklin Fund Allocator Series:
Franklin Conservative Allocation Fund	July 1, 2015 - December 31, 2015
Franklin Corefolio Allocation Fund	July 1, 2015 - December 31, 2015
Franklin Founding Funds Allocation Fund	July 1, 2015 - December 31, 2015
Franklin Growth Allocation Fund	July 1, 2015 - December 31, 2015
Franklin LifeSmart 2015 Retirement Target Fund	July 1, 2015 - December 31, 2015
Franklin LifeSmart 2020 Retirement Target Fund	July 1, 2015 - December 31, 2015
Franklin LifeSmart 2025 Retirement Target Fund	July 1, 2015 - December 31, 2015
Franklin LifeSmart 2030 Retirement Target Fund	July 1, 2015 - December 31, 2015
Franklin LifeSmart 2035 Retirement Target Fund	July 1, 2015 - December 31, 2015
Franklin LifeSmart 2040 Retirement Target Fund	July 1, 2015 - December 31, 2015
Franklin LifeSmart 2045 Retirement Target Fund	July 1, 2015 - December 31, 2015
Franklin LifeSmart 2050 Retirement Target Fund	July 1, 2015 - December 31, 2015
Franklin LifeSmart 2055 Retirement Target Fund	July 1, 2015 - December 31, 2015
Franklin Moderate Allocation Fund	July 1, 2015 - December 31, 2015
Franklin Multi-Asset Real Return Fund	July 1, 2015 - December 31, 2015
Franklin Payout 2017 Fund	July 1, 2015 - December 31, 2015
Franklin Payout 2018 Fund	July 1, 2015 - December 31, 2015
Franklin Payout 2019 Fund	July 1, 2015 - December 31, 2015
Franklin Payout 2020 Fund	July 1, 2015 - December 31, 2015
Franklin Payout 2021 Fund	July 1, 2015 - December 31, 2015

Franklin Templeton Variable Insurance Products Trust:
Franklin Flex Cap Growth VIP Fund	July 1, 2015 - December 31, 2015
Franklin Founding Funds Allocation VIP Fund	July 1, 2015 - December 31, 2015
Franklin Income VIP Fund	July 1, 2015 – December 31, 2015
Franklin Mutual Global Discovery VIP Fund	July 1, 2015 - December 31, 2015
Franklin Mutual Shares VIP Fund	July 1, 2015 - December 31, 2015
Franklin Rising Dividends VIP Fund	July 1, 2015 - December 31, 2015
Franklin Small Cap Value VIP Fund	July 1, 2015 - December 31, 2015
Franklin Small-Mid Cap Growth VIP Fund	July 1, 2015 - December 31, 2015
Franklin Strategic Income VIP Fund	July 1, 2015 - December 31, 2015
Franklin VolSmart Allocation VIP Fund	July 1, 2015 - December 31, 2015
Templeton Developing Markets VIP Fund	July 1, 2015 - December 31, 2015
Templeton Foreign VIP Fund	July 1, 2015 - December 31, 2015
Templeton Growth VIP Fund	July 1, 2015 - December 31, 2015

Templeton Dragon Fund, Inc.	July 1, 2015 - December 31, 2015

Templeton Global Opportunities Trust	July 1, 2015 - December 31, 2015

Templeton Institutional Funds:
Emerging Markets Series	July 1, 2015 - December 31, 2015
Foreign Equity Series	July 1, 2015 - December 31, 2015
Foreign Smaller Companies Series	July 1, 2015 - December 31, 2015
Global Equity Series	July 1, 2015 - December 31, 2015

Franklin ETF Trust:
Franklin Short Duration U.S. Government ETF	July 1, 2015 - December 31, 2015